Exhibit 99.1

October 15, 2013

Dear Fellow Stockholders,

As we’ve entered the final quarter of 2013, I want to update you on the progress we have made at SG Blocks.  There have been many notable advances in execution of our business plan, including an expanding client list.

2013 PROJECT HIGHLIGHTS

We launched the year by delivering a luxurious Equinox Fitness Clubs membership office located in Chestnut Hill, Massachusetts. This structure utilized both our container and intermodal framing-based building technology and is engineered for relocation.  In May, we delivered our first drive-through store for a national coffee retailer in Roseville, California. We followed it up with delivery of additional outlets in Salt Lake City, Portland and Chicago.

We’ve participated in the effort to rebuild the South Street Seaport in New York City after hurricane Sandy by producing the sleek shipping-container pop-up retail section of the SEE/CHANGE area of Pier 17.  Our technology is being used to house boutiques, food operators and a vibrant outdoor bar. The main building of this section has 11 of our containers and is anchored on one end with containers stacked three-high.

We’ve delivered to the historic Union Station in Washington DC, two commercial, modularized bathroom units made out of five containers and are presently shipping a prefabricated 3,000 square foot single-family home to Russia. This home will represent our largest internationally delivered structure.

Electrical Distribution Centers

For the past four years, through a contractual relationship with a third party, we have been steadily delivering container based electrical distribution centers that reduce the cost of temporary power to sites of newly constructed Big-Box retailers. These electrical distribution centers provide us predictable and recurring revenues.

The SuperPier Project

Being headquartered in New York City, we are very excited to be under contract to participate in the historic “SuperPier” project to develop Pier 57 at West 15th street in Manhattan.  This project is scheduled for completion in Spring 2015 and consists of 12 acres of raw space, which will be retrofit into an innovative cultural, entertainment, dining and retail experience.

SG Blocks, Inc. ∙ 3 Columbus Circle ∙ 16th Floor ∙ New York, NY 10019 ∙ 212.520.6216

Norfolk Naval Shipyard

A U.S. Navy contractor has returned to us with an order for delivery of another multistory hoteling system that it will lease to the U.S. Navy for use aboard aircraft carriers during dry dock.  Civilian contractors will use the multistory structures for office space and other purposes during ship maintenance and repairs.  Under the contract, we anticipate delivering 25 new structures and refurbishing 7 structures that we delivered under prior orders.  This $1.5 million project has commenced and is expected for delivery by year-end or early 2014.

POSITIONING FOR GROWTH

We continue to strive to increase our sales pipeline and to concentrate our efforts on improving gross margins from these projects. We have implemented significant internal controls and pricing hurdles to help achieve these goals.  We believe that as we close projects in the sales pipeline they will provide contributions to gross margins by creating efficiencies in the supply and delivery chain.

Going forward, we envision significant opportunities in midrise residential applications and anticipate continued expansion in the retail marketplace in both permanent and temporary construction. In addition to the companies we’re already working with, we are in discussions with other prominent brands seeking to implement green, container-based products into new store development plans.

With all of the progress we’ve made, it has not been without challenges.  Part of establishing our product as mainstream for construction has meant taking on some loss leaders. As a result, we have not turned cash flow positive as soon as previously anticipated.  Consequently, we continue to ally ourselves with strategic partners to support our operations.  Further, we have begun a significant effort to provide greater exposure to the investing community by retaining SABR Capital Management, LLC as our consultant to assist us with strategic planning and investor relations.

The continued advancement of our product is enabling the shipping container to be known as a source of innovation, competitive advantage and flexibility to our current customers. These customers have been pioneers in bringing an authentic use of the material to light and we hope many more will follow.

The entire team at SG Blocks appreciates your support and confidence. I look forward to sharing new developments in our business soon.

Thank you,

/s/ Paul Galvin

Paul Galvin
Chairman and CEO

SG Blocks, Inc. ∙ 3 Columbus Circle ∙ 16th Floor ∙ New York, NY 10019 ∙ 212.520.6216

Cautionary Note Regarding Forward-Looking Statements: Information in this letter that involves the expectations, plans, intentions or strategies of the Company regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this letter, they are identified by references to dates after the date of this letter and words such as "will," "remains," "to be," "plans," "believes," "may," "expects," "intends," and similar expressions. Factors that could cause the Company’s actual future results to differ materially from those expressed in the forward-looking statements set forth in this letter include, but are not limited to, the timing and successful completion of the “SuperPier” project and the successful completion and fulfillment of contracts and projects mentioned.  The forward-looking statements in this letter are based upon information available to the Company as of the date of this letter, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.

Copyrights: “Equinox”, “SuperPier” and other company and product names used in this letter may be trademarks of the respective companies or organizations with which they are associated.

SG Blocks, Inc. ∙ 3 Columbus Circle ∙ 16th Floor ∙ New York, NY 10019 ∙ 212.520.6216